AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            PRINCETON OIL & GAS, INC.

      The undersigned corporation1 pursuant to the provisions of the Colorado Business Corporation Act, as amended, adopts the following Amended and Restated Articles of Incorporation:

     FIRST: The corporate name and style of this corporation shall be changed from Princeton Oil & Gas, Inc. to Princeton Management Corporation.

     SECOND: The purposes for which the corporation is organized and its powers are as follows:

     A. To engage in any lawful business or activity for which corporations may be organized under the laws of the State of Colorado; and

     B. To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon any corporation incorporated pursuant to Colorado law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

     THIRD: The said Corporation is to have perpetual existence unless dissolved according to law.

      FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 120,000,000, of which 20,000,000 shall be Preferred Shares, $.01 par value per share, and 100,000,000 shall be Common Shares, $.0001 par value per share, and the designations, preferences, limitations and relative rights of the shares of each such class are as follows:

      A.    Preferred Shares

            The Corporation may divide and issue the Preferred Shares into series. Preferred Shares of each series, when issued, shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares. The Board of Directors is hereby expressly vested with authority to fix and determine the relative rights and preferences of the shares of any such series so established to the fullest extent permitted by these Articles of Incorporation and the laws of the State of Colorado in respect to the following:

                  (a) The number of shares to constitute such series, and the distinctive designations thereof;

                  (b) The rate and preference of dividend, if any, the time of payment of dividend, whether dividends are cumulative and the date from which any dividend shall accrue;

                  (c) Whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;


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                  (d)  The amount  payable  upon  shares in the event of
                  involuntarily  liquidation;

                  (e) The amount payable upon shares in the event of voluntary liquidation;

                  (f) Sinking fund or other provisions if any, for the redemption or purchase of shares;

                 (g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

                 (h)   Voting powers if any; and

                (i) Any other relative right and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

            B.    Common Shares

                  (a) The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.

                  (b) The holders of the Common Shares shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except to the extent any additional voting groups or groups may hereafter be established in accordance with the Colorado Business Corporation Act, and shall be entitled to one vote for each share of Common Stock held by them of record at the time for determining the holders thereof entitled to vote.

     FIFTH: Cumulative voting shall not be permitted in the election of directors or otherwise.

            SIXTH: A shareholder of the Corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

            SEVENTH: The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a board of directors. The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors, provided that the number of directors shall conform to the applicable laws of the State of Colorado.

     EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

      A. Conflicting interest Transactions. As used in this paragraph, "conflicting interest transactions" means any of the following; (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose, if: (a) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than quorum; or (b) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (c) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

      B. Loans and Guarantees for the Benefit of Directors. Neither the board of directors nor any committee thereof shall authorize a loan by the Corporation to a director of the Corporation or to an entity in which a director of the Corporation is a director or officer or has a financial interest, or a guaranty by the Corporation of an obligation of a director of the Corporation or of an obligation of an entity in which a director of the Corporation is a director or officer or has a financial interest until at least ten days written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guarantee was submitted to a vote of the shareholders. The requirements of this subparagraph B are in addition to, and not in substitution for, the provisions of subparagraph A of this Article.

     NINTH: The following provisions are in furtherance of and not in limitation or exclusion of the powers conferred by law for indemnification and limitation on director's liability.

      A. Indemnification. The Corporation shall indemnity, to the maximum extent permitted by law, any person who is or was a director, officer, agent fiduciary or employee of the Corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the Corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the Corporation's request. The Corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

      B. Limitation on Director's Liability. No director of this Corporation shall have any personal liability for monetary damages to the Corporation or its shareholders for beach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the Corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes ss. 7-106-401 or the Articles of Incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes ss. 7-10-401, provided that the personal liability of a director in this circumstances shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes ss. 7-l06-401 or the Articles of Incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

      C. Negotiation of Equitable Interests in Shares or Rights. Unless a person is recognized as a shareholder through procedures established by the Corporation pursuant to Colorado Revised Statutes ss. 7.107.204 or any similar law, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act, including without limitation all rights deriving from such shares and the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shaves on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the Corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Colorado Revised Statutes ss. 7-107.204 or any similar applicable law, he shall not be entitled: (i) to receive notice or the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders;

      (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Colorado Revised Statutes ss.7-113-101(1), of any right he may have pursuant to Article 113 of the Colorado Business Corporation Act or any subsequent law.

      TENTH: The Board of Directors and stockholders of the Corporation shall have the right to hold their meetings outside of the State of Colorado when deemed most convenient or to the best interest of the Corporation.

      ELEVENTH: The street address of the registered office of the Corporation shall henceforth be 2851 South Parker Road, Suite 720, Aurora, Co1orado 80014, and the name of the registered agent at such address shall be changed to Andrew
I. Te1sey.

      TWELFTH: Except as the bylaws adopted by the shareholders may provide for a greater quorum requirement, a majority of the votes entitled to be cast on any matter by each voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter at any meeting of shareholders. Except as bylaws adopted by the shareholders may provide for a greater voting requirement and except as is otherwise provided by the Colorado Business Corporation Act, with respect to action on any amendment to these Articles of Incorporation, on a plan of merger or share exchange, on the disposition of substantially all of the property of the Corporation, on the granting of consent to the disposition of property by an entity controlled by the Corporation, on the dissolution of the Corporation, or on any matter other than the election of directors such action is approved if a quorum exists and if the votes cast favoring the action exceed the votes cast opposing the action. Any bylaw adding, changing, or deleting a greater quorum or voting requirement for shareholders shall meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever are greater.

     THIRTEENTH: The address of the principal office of the corporation is 5650 Greenwood Plaza Blvd., Suite 216, Englewood, Colorado 80111.

DATED the 1st day of November, 1996.



                                   /s/ Greg Simond
                                       President


      The undersigned hereby consents to his appointment as the registered agent for the Corporation.




                                    /s/   Andrew I. Telsey

                           ARTICLES OF SHARE EXCHANGE

THIS IS TO CERTIFY:

      1. Parties. Pursuant to the terms of that certain definitive Share Exchange Agreement and Plan of Reorganization dated November 17, 1998 (the "Agreement"), Princeton Management Corporation ("PMC"), a corporation formed pursuant to the laws of the State of Colorado, has acquired all of the issued and outstanding common voting stock of USA Service Systems, Inc. ("USA"), a corporation formed pursuant to the laws of the State of Florida, effective November 17, 1998 (the "Effective Date").

      2. Approval. The terms of the Agreement were approved by the affirmative vote of the Board of Directors of PMC by written consent pursuant to the laws of the State of Colorado. The terms of the Agreement were approved by the affirmative vote of the Board of Directors and Shareholders of USA by written consent pursuant to the laws of the State of Florida, the holders of 3,500,000 shares of Common Stock being entitled to vote thereon and all of the issued and outstanding common stock of USA sufficient for approval of the Agreement having executed and approved such written consent.

      3. Share Exchange. The Agreement provides that all of the shareholders of USA, representing 3,500,000 issued and outstanding common shares, shall exchange their respective shares for an aggregate of 3,750,000 shares of PMC common stock, to be distributed to each USA shareholder pro rata to their respective share ownership in USA at the Effective Date. Immediately prior to the Effective Date, there were 1,250,000 common shares of PMC issued and outstanding.

      4. Acquiring Entity. Pursuant to the terms of the Agreement, PMC shall acquire all of the issued and outstanding common stock of USA and, upon the Effective Date and issuance of an applicable Certificate of Share Exchange by the Secretary of State for the State of Colorado, USA shall become a wholly owned subsidiary of PMC.

      5. Agreement and Plan of Share Exchange. A complete, executed copy of the Agreement Plan of Share Exchange is on file at the registered office of the Corporation, 5650 Greenwood Plaza Blvd., Suite 216, Englewood, Colorado 80111.

      6. Name Change. Pursuant to the affirmative vote of the shareholders of PMC, PMC's Articles of Incorporation shall be amended to reflect that the new name of PMC shall be "USA Service Systems, Inc."

      7. Counterparts. These Articles of Share Exchange may be executed in counterparts, each of which shall be deemed an original document, but together shall be deemed to constitute only one agreement.

      Executed this 17th day of November, 1998

                                PRINCETON MANAGEMENT CORPORATION


                                By:  /s/ Gregory Simonds
                                         Gregory Simonds, President

                                And  /s/ Gilberta P. Gara
                                          Gilberta P. Gara, Secretary



                                USA SERVICE SYSTEMS, INC.


                                By: /s/ George D. Pursglove
                                    George D. Pursglove, President

                                And  /s/ George D. Pursglove
                                    Secretary


STATE OF COLORADO               )
                                :   ss
COUNTY OF ARAPAHOE              )

   This instrument was acknowledged before me on November 17, 1998, by Gregory Simonds as President of Princeton Management Corporation.

      My commission expires March 3, 2002


                                --------------------------------------
                                Notary Public

                            USA SERVICE SYSTEMS, INC.

                                    AMENDMENT

                                     to the

                            ARTICLES OF INCORPORATION


        Pursuant to the provisions of the Colorado Business Corporation Act, the following Amendments to the Articles of Incorporation were adopted on February 22, 2000 by the shareholders of USA Service Systems, Inc.

         The number of shares voted in favor of the Amendments was sufficient for approval. The number of votes cast for the Amendments by each voting group entitled to vote separately on the Amendments was sufficient for approval by that voting group.

         TEXT OF AMENDMENTS:

      1. The First Article of the Articles of Incorporation is amended to read as follows:

            The name of the Corporation is East Coast Beverage Corp.

      2. The following paragraph is added to the Fourth Article of the Articles of Incorporation.

         C. Effective February 22, 2000 each 8.194595 shares of this Corporation's issued and outstanding common stock shall automatically convert into one share of this Corporation's common stock.

Dated: February 22, 2000

                                     USA SERVICE SYSTEMS, INC.

                                    By: John Calebrese, Chief Executive Officer